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                                                                     EXHIBIT (P)

                     CERTIFICATE OF THE SOLE SHAREHOLDER OF
                      MUNIHOLDINGS FLORIDA INSURED FUND IV

     Fund Asset Management, L.P. ("FAM"), the holder of 6,667 common shares, par value $0.10 per share, of MuniHoldings Florida Insured Fund IV (the "Fund"), a Massachusetts business trust, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and further agrees that if it redeems (by tender offer or otherwise) any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased and outstanding at the time of redemption. FAM further agrees that, in the event such shares are sold or otherwise transferred to any other party, prior to such sale or transfer FAM will obtain on behalf of the Fund an agreement from such other party to comply with the foregoing as to the reduction of redemption proceeds and to obtain a similar agreement from any transferee of such party.

                                        FUND ASSET MANAGEMENT, L.P.

                                        By: /s/ Robert Harris
                                            --------------------------
                                            Name:  Robert Harris
                                            Title:  Assistant Secretary

Dated:  January 26, 1999